EXHIBIT 99


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FOR IMMEDIATE RELEASE      FOR FURTHER INFORMATION CONTACT:
---------------------      --------------------------------
May 16, 2000               Gary N. Pelehaty
                           President and Chief Executive Officer
                           (609) 298-0723


               FARNSWORTH BANCORP, INC. ANNOUNCES STOCK REPURCHASE

         Bordentown, New Jersey -- Farnsworth Bancorp, Inc., the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced it had received the necessary regulatory and Board approval to repurchase up to 5% or 18,992 shares of the Company's common stock. The company currently has 379,858 shares of common stock outstanding. Mr. Gary N. Pelehaty, President and Chief Executive Officer of the Company, indicated that the repurchase plan could mitigate some of the potentially dilutive effects of the Company's stock benefit plans and would also be available for general corporate use. The repurchases will be made from time to time in open-market transactions, subject to the availability of stock.

         The Company became the holding company for the Bank on September 29, 1998, following its initial public offering at the time of the Bank's conversion to the stock form of ownership.

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from three offices located in Bordentown, Florence and Mount Laurel, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded in the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "FNSW."